Exhibit 99.2

Philip Morris International Inc.

2011 First-Quarter Results Conference Call

April 21, 2011

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a news release containing detailed information on our 2011 first-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the first-quarter 2011 and comparing them with the same period in 2010 unless otherwise stated. References to PMI volumes are for PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions, which, for the purposes of this presentation, also include our business combination with Fortune Tobacco Corporation in the Philippines. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing how we made adjustments to net revenues and OCI for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to Earnings per Share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s web cast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It’s now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann.

HERMANN WALDEMER

(SLIDE 4.)

Welcome, ladies and gentlemen. We reported a very strong financial performance during the first quarter with, most notably, an increase in our adjusted diluted EPS of 14.4%, excluding currency. The events in Japan and North Africa, while distressing, only resulted in temporary logistical disruptions for our company and did not have a material financial impact on our overall results in the quarter, thus again emphasizing the advantages of our business’ truly global footprint.

(SLIDE 5.)

As we flagged in early February, our organic volume performance was dampened by anticipated softness in Japan, Mexico, Pakistan, Spain and Ukraine, as well as by the events in North Africa. Indeed, these markets collectively suffered a volume erosion of 8.4 billion units, or 18.5%. All other markets, constituting slightly more than 80% of our volume base, grew their combined volume at an organic rate of 1.0%.

(SLIDE 6.)

I am delighted to announce that we are increasing our reported diluted EPS guidance for 2011 by 20 cents to a range of $4.55 to $4.65. Compared to an adjusted diluted EPS of $3.87 in 2010, this corresponds to an increase of approximately 17.5% to 20% at prevailing exchange rates, and approximately 12.5% to 15% excluding currency.

Ten cents, or half the increased guidance, are attributable to more favorable prevailing exchange rates. The other ten cents are attributable to an improved business outlook in several markets, including France, Germany, Indonesia, Japan, Mexico, the Netherlands and Turkey, partly offset by some additional investments in marketing and sales and slightly more conservative pricing assumptions.

(SLIDE 7.)

As you are all aware, Japan Tobacco is facing significant supply disruptions as a result of the tragic events in its home market. It is our understanding that full supply will gradually be in place within the next few weeks.

We in turn have taken all necessary measures to ensure that we have sufficient in-market inventories to supply the market and fill the anticipated temporary vacuum that is likely to occur. While we have certainly witnessed a moderate lift to our in-market sales in the last few weeks, you should know that there are still competitive products available for sale in numerous retail accounts and, accordingly, it is proving difficult to gauge the full extent of the likely uplift in sales. As retail stocks of our principal competitor’s products disappear we will be in a better position to determine such levels.

We anticipate that the second quarter will prove critical in this regard. It will allow us to have a much better read on total consumption levels and whether or not and to what extent consumers will return to their prior brand of choice. At this point we face significant uncertainty but rest assured that all actions are in place to optimize our entire supply chain.

(SLIDE 8.)

We have a positive momentum in the Japanese market, where our share increased by 1.4 points to 25.6% in the first quarter of this year, driven by the success of consumer-relevant innovative Marlboro line extensions.

(SLIDE 9.)

Our slightly more conservative pricing assumptions are attributable to the continued economic difficulties and consumer affordability issues in such markets as Greece, Spain and Ukraine, and the need to react to certain competitive price moves, such as selective tax absorption, brand repositioning, price discounting, and delays in the implementation of tax-driven price increases. Pricing will nevertheless remain the key driver of profitability growth at PMI and our pricing variance in 2011 is expected to surpass the level achieved last year.

(SLIDE 10.)

Overall our competitiveness is strong and our business is in good shape. This is notably demonstrated by the results during the first quarter in our Asia Region. Volume was up 14.0% in the quarter and, on an organic basis, it was down just 1.7%. Marlboro continued to perform strongly in the Asia Region, with volume up by 0.7% overall and by 5.5% excluding Japan.

During the first quarter, we achieved volume and share gains in the key markets of Indonesia, Korea and the Philippines. In Indonesia, we expect industry volume to grow by around 4% this year, despite the potential unfavorable impact of higher food prices on consumer disposable income. Our tactical entry last year into the low-price segment in certain regions has enabled us to start to grow market share again. In Korea, we achieved a record market share of 17.8% in the first quarter, with both Marlboro and Parliament driving our success. In the Philippines, we expect that industry volume this year will be broadly in line with last year, following tax-driven price increases in January this year. Both Marlboro and Fortune are gaining share in this promising market, and we are making good progress in realizing our planned synergy savings.

Our financial results in the Asia Region were excellent, with net revenues up by 11.6% and adjusted OCI by 34.0%, both excluding currency and acquisitions.

(SLIDE 11.)

The other market in the Asia Region that has been in the news recently is Australia, where the government has released an exposure draft of its plain packaging bill, which would mandate plain packaging in 2012, and has opened a consultation period on the matter through June 6th.

PMI is firmly opposed to such a measure as there is no credible evidence that it will achieve any reduction in smoking rates, and the Government has ignored the fact that it may actually be counterproductive to public health. Plain packaging will lead to price erosion over time and will further encourage the growth of illicit trade, which already increased in Australia by over 25% in 2010 according to a recent Deloitte study. Plain packaging will also result in the illegal confiscation of our trademarks and branded assets, in violation of international trade laws and treaties.

Unlike other Governments, which have focused on establishing whether there is evidence to demonstrate that plain packaging would have public health benefits taking into consideration issues such as the competition, trade and legal implications, as well as the likely impact on illicit trade, the Australian Government seems to be forging ahead without due consideration of any of these important issues. PMI will take all measures it deems appropriate, including recourse to the courts if necessary, to oppose the Australian government proposal.

(SLIDE 12.)

Our overall performance was also very good in the Latin America & Canada Region, despite the significant impact on volume of the disruptively large excise tax increase that occurred in January in Mexico. Industry volume in Mexico during the first quarter was down by 27%, though the underlying decline is estimated to have been about 14%. Marlboro and Benson & Hedges have remained resilient, with Marlboro reaching a quarterly market share of 50.3%, up 1.6 share points.

Across the Region, Marlboro has been performing strongly with market share gains in all key markets. On a Regional basis, strong pricing drove a 15.7% increase in adjusted OCI and a 1.9 point improvement in adjusted OCI margin, both excluding currency.

(SLIDE 13.)

While the economies of most emerging markets have now almost fully recovered, those of Southern Europe remain depressed, with unemployment still continuing to climb, most notably in Greece, Portugal and Spain. Industry volume was down by 25% in the first quarter in Spain as the situation was exacerbated by the introduction of a total indoor smoking ban, tax-driven price increases, a reduction in trade inventories and a sharp increase in contraband off a low base. For the full year the industry volume in Spain is forecast to decline by around 15% and consumer downtrading is expected to continue. It is worth noting that competitors have introduced or repositioned brands below the “kick-in” level of the Minimum Excise Tax and have thus not rolled over the full effects of the most recent excise tax increase.

Greece continued to be a drag on PMI results in the first quarter with industry volume down 10%, consumer downtrading due to the enlarged price gaps, and a difficult comparison as this market was not impacted by large tax increases until the second quarter of last year. Whilst there have recently been structural improvements in the excise tax system, one crucial reform remains to be introduced: an effective Minimum Excise Tax. In addition, a higher specific to total tax ratio would also benefit government revenues.

Excluding just Spain, industry volume in the EU Region in the first quarter was down 2.5%, in line with the longer-term consumption decline trend.

(SLIDE 14.)

PMI net revenues in the EU Region were down by 3.5% and adjusted OCI by 2.3% in the first quarter, both excluding currency. This was driven by the lower industry volume and a decline of 0.4 share points on a Regional basis.

We expect our performance in the EU Region to be helped this year by structural excise tax improvements implemented by governments in France, Greece, the Netherlands, Sweden and the UK, following the new and improved EU Excise Tax Directive that will be in force through 2018.

In addition, both Germany and the Czech Republic have implemented multi-year excise tax programs, calling for regular, reasonable increases. The first step in the German tax increase program will take place this May. PMI has announced a 20 Euro cents per pack of 19 cigarettes price increase across its portfolio, while the pure pass-on required is four Euro cents for Marlboro and 11 Euro cents for L&M.

This will be a benefit to profitability in the German market, where our decision to eventually follow competitive moves by also offering discounts on large pack sizes enabled us to re-gain 0.5 share points in the first quarter to 35.7%, thanks to the continued stellar performance of L&M and a stable Marlboro share. In parallel, we increased our share in the important German fine cut market by 0.9 points to 14.9%.

(SLIDE 15.)

In both Italy and France, industry volume was stable in the first quarter. In Italy, Marlboro has been performing well. Its quarterly share was down just 0.1% to 22.5% and, more importantly, its share amongst Young Adult Smokers, or “YAS”, defined as legal age (minimum 18) to 24 year olds, has been growing again, following the launch of Marlboro Gold Touch, and remains well above its market share.

In France, our slightly improved market share performance has been driven by the continued growth of the premium-priced Philip Morris brand, whose quarterly share grew a further 0.6 points to 8.2% and the brand’s YAS share has reached 16%.

More generally, we have witnessed a greater resilience of Marlboro across the EU Region, with share off just 0.1 point in the quarter at 17.8% and notable gains in Belgium, Hungary, the Netherlands and Poland. L&M’s strong momentum continued with a further 0.2 share point gain to 6.1% driven not only by Germany but also by Greece, the Netherlands, Portugal and Sweden.

(SLIDE 16.)

Our volume in the EEMA Region decreased by 0.8%, driven by the continued industry decline and low-end share losses in Ukraine, as well as some temporary logistical disruptions in North Africa, partly offset by favorable comparisons in Romania and Turkey where there were very large excise tax increases in January 2010 but none this year. Premium brands accounted for more than 40% of our Regional volume for the first time since the last quarter of 2008, with increased volumes for both Marlboro and Parliament.

The Russian market was influenced in the first quarter by the impact of rampant food price inflation, resulting from last summer’s heat wave and drought, as well as by cigarette price increases. For the full year, we are forecasting industry volume will decline moderately and consumer uptrading may be more modest than originally expected. Our volume declined by 0.8% in the quarter and, at 25.5%, our 2011 Q1 share was up compared with the fourth quarter but down 0.2 share points year-on-year. This was driven by the timing of the implementation of tax-driven price increases, as well as increased price gaps at the bottom of the market.

(SLIDE 17.)

In Ukraine, we have observed a market contraction and a greater polarization with growth in the premium and super-low price segments. PMI is under-represented in the latter and, consequently, we lost 3.6 share points through the end of February compared to the same period in 2010. We have started to address this share issue by strengthening Bond Street.

The Turkish economy has been performing very strongly. During the first quarter of this year, industry volume in Turkey was down by a modest 2.1% compared to last year, when the market was significantly impacted by large tax-driven price increases. Our volume increased by 10.4%, driven by Parliament, Muratti and L&M.

Net revenues and adjusted OCI in the EEMA Region were down by 1.7% and 4.4% respectively, both excluding currency. However, also excluding the tax/price windfalls in Q1, 2010, adjusted OCI would have grown at a double digit rate.

(SLIDE 18.)

Our good share momentum continues. In the first quarter this year, our share in our top 30 OCI markets increased by 0.5 points to 35.8%.

(SLIDE 19.)

Our market share momentum is supported by the strong performance of our two key premium brands, Marlboro and Parliament.

Marlboro volume declined by 2.9% in the quarter, driven by the specific issues I mentioned about Japan, Mexico and Spain. In all the other markets together, Marlboro volume was up 0.5% in the quarter and the brand’s global market share trend continues to improve.

(SLIDE 20.)

While many consumer goods sectors are being impacted by significant increases in the cost of raw materials, we are expecting stable US Dollar prices for the 2011 tobacco leaf crop, driven mainly by a larger crop in Brazil. Direct material prices are also stable so far this year despite higher energy costs.

For the full year, we expect manufacturing costs to increase broadly in line with inflation, partly offset by our $250 million annual productivity and cost reduction target, which we are fully on track to achieve.

(SLIDE 21.)

Strong pricing, most notably in Japan, as well as our continued focus on productivity improvements, resulted in an increase of 2.2 points during the first quarter in PMI’s adjusted OCI margin, excluding currency and acquisitions.

(SLIDE 22.)

Our free cash flow increased by 22.6% in the quarter to $2.2 billion, and by 21.1% excluding currency, driven by higher net earnings, lower pension contributions and lower cash exit costs. We continue to focus on reducing inventory levels though it should be noted that year-end working capital requirements remain subject to the level of tax/price increases and our success in convincing governments around the world to implement strict forestalling regulations.

(SLIDE 23.)

During the first quarter, we spent some $1.36 billion to repurchase 22.2 million shares at an average price of $61.21. We continue to expect to spend about $5 billion in total this year on share repurchases.

(SLIDE 24.)

In summary, our results this year so far have been very strong and our business outlook is favorable, though the positive impact of Japan is difficult to measure at this time. We will increase our investment behind our portfolio of leading brands and are being slightly more conservative in our pricing assumptions to ensure that we remain competitive in our key markets. We have raised our 2011 reported diluted EPS guidance by twenty cents to $4.55 to $4.65 to reflect our positive business momentum and more favorable exchange rates, and we will continue to use our strong cash flow to generously reward our shareholders.

(SLIDE 25.)

Thank you. I will now be happy to answer your questions.

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team here in Lausanne.

Thank you again and have a nice day.